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                                                                    Exhibit 99.1

PLUG POWER ANNOUNCES EXECUTIVE CHANGES

August 23, 2000 - LATHAM, N.Y. -- Plug Power Inc. (NASDAQ:PLUG) announced today that Greg Silvestri, its Executive Vice President of Operations, has been appointed Chief Operating Officer. Silvestri will manage the company's day-to-day operations effective immediately as Gary Mittleman has resigned as President, CEO and Director of Plug Power. The company is currently conducting a comprehensive search for a new president and chief executive officer.

``I have had the great privilege of helping this company evolve over the past three years from a 22 person R&D operation to a leader in the fuel cell industry. I am proud of the groundwork that has been laid and the bright outlook for the company in the years ahead,'' said Mittleman.

``On behalf of everyone at Plug Power, including the Board, we would like to thank Gary for his invaluable leadership and passion in bringing Plug Power to where it is today and we wish him the best of luck in his future endeavors,'' said George McNamee, Chairman of Plug Power. We have an excellent senior management team in place and are confident that we are in a position to help lead the revolution of the fuel cell industry.``

``GE continues to have confidence in the existing Plug Power management team and will support them during this important transition. GE remains committed to our relationship with Plug Power,'' said Barry Glickman, President of GE Fuel Cell Systems.

Plug Power is a leading U.S. designer and developer of on-site, electricity generation systems utilizing proton exchange membrane fuel cells for residential applications. Since being founded in 1997, the Latham, N.Y.-based company has grown from 22 to over 500 employees. Plug Power's strategic partners and investors include: DTE Energy Company, Michigan's largest electric utility; Mechanical Technology Incorporated, an early developer of fuel cell technologies; General Electric Company, one of the world's leading suppliers of power generation technology and energy services; and Sempra Energy subsidiary, Southern California Gas Company, the largest U.S. natural gas distribution company.

This press release may include statements which are not historical facts and are considered ``forward-looking'' within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Plug Power's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as ``believe,'' ``expect,'' ``plan,'' ``anticipate,'' and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Plug Power's expectations, and Plug Power expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Plug Power's fuel cell systems, (ii) competitive factors, such as price competition and new product introductions, (iii) the cost and availability of products, (iv) the cost of complying with current governmental regulations, (v) unanticipated expenses or delays in resolving
Year 2000 computer issues by either Plug Power or those with whom Plug Power does business, and (vi) other factors detailed from time to time in Plug Power's filings with the Securities and Exchange Commission.